EXHIBIT 3.2
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                               LEGEND MOBILE, INC.

                            ACTION BY WRITTEN CONSENT
                            OF THE BOARD OF DIRECTORS


The undersigned, being the sole director of Legend Mobile, Inc., a Delaware corporation (the "Corporation"), and acting in lieu of a meeting in accordance with section 141(f) of the Delaware General Corporation Law, hereby consents to adoption of the following resolutions:

WHEREAS, on February 1, 2000, the Corporation filed with the Delaware Secretary of State a certificate of designations of its Class A convertible preferred stock;

WHEREAS, on June 30, 2003, it filed with the Delaware Secretary of State a certificate of designations of its Series B convertible preferred stock;

WHEREAS, the board of directors has by written consent dated June 23, 2004, authorized creation of a Series C convertible preferred stock; and

WHEREAS, In order to prevent creation of the Series C convertible preferred stock from causing the aggregate number of shares of the Corporation's series of convertible preferred stock from exceeding 1,000,000, which the Corporation's certificate of incorporation specifies is the maximum number of shares of preferred stock that the Corporation is authorized to issue, the board of directors wishes to reduce the number of authorized shares of Series A convertible preferred stock to the number of shares of Series A convertible preferred stock outstanding, namely 2,225 shares;

NOW, THEREFORE, BE IT RESOLVED, that the number of shares designated as the Class A convertible preferred stock of the Corporation be decreased, from 300,000 shares to 2,225 shares, in accordance with the provisions of section 151 of the General Corporation Law of the State of Delaware; and

RESOLVED,that each of the officers of the Corporation is hereby authorized to execute and deliver on behalf of the Corporation all such further documents, certificates, or instruments, to take on behalf of the Corporation all such expenses that the officers of the Corporation determine to be necessary or desirable in order to carry out the foregoing resolution, the execution and delivery of any such documents, certificates, or instruments, the taking of any such actions, and the payment of any such expenses to be conclusive evidence of that determination.

This consent is being signed on June 24, 2004.



                                                     /s/ Peter Klamka
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                                                     Peter Klamka